J.P. Morgan European Equity Fund
Supplemental Proxy Information

     A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

     1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.

     2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.

     2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.

     2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.

     2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.

     2e. To approve the amendment of the fund's investment restriction relating to underwriting.

     2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.

     2g. To approve the amendment of the fund's investment restriction relating to commodities.

     2h. To approve the amendment of the fund's investment restriction relating to lending.

     2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.

     3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.

4.       To approve a new investment advisory agreement of the fund.

     5. To amend the Declaration of Trust to provide dollar-based voting rights.

     6.    To    ratify    the    selection    of    independent    accountants,
PricewaterhouseCoopers LLP.

The results of the proxy solicitation on the above matters were as follows:

Directors/Matter

                                                     Votes for                  Votes against    Abstentions

1.    Frederick S. Addy                              2,692,335,831              18,884,648       --
William G. Burns                                     2,692,395,937              18,824,542       --
Arthur C. Eschenlauer                                2,691,798,990              19,421,489       --
Matthew Healey                                       2,692,393,425              18,827,054       --
Michael P. Mallardi                                  2,692,488,290              18,732,189       --
2. Amending of Investment Restrictions:
a.  Relating to diversification of assets            383,675                    5,216            4,308
b.  Relating to concentration of assets              382,971                    5,721            4,507
c.  Relating to issuance of senior securities        383,675                    5,216            4,308
d.  Relating to borrowing                            383,846                    5,216            4,137
e.  Relating to underwriting                         383,675                    5,216            4,308
f.  Relating to investment in real estate            385,738                    3,125            4,336
g.  Relating to commodities                          383,675                    5,216            4,308
h.  Relating to lending                              385,649                    3,242            4,308
i.   Reclassification of other restrictions
as nonfundamental                                    384,550                    4,142            4,507
3.       Reclassification of investment objectives   383,936                    4,756            4,507
4.       Investment advisory agreement               401,159                    1,772            4,308
5.       Dollar-based voting rights                  2,645,059,081              16,807,551       47,376,755
6.        Independent accountants,
PricewaterhouseCoopers LLP                           2,682,031,391              4,303,418        24,885,671
